Exhibit 99(e)(3)

JULIUS BAER INVESTMENT FUNDS
THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

          THIS AMENDMENT, dated as of the 24th day of September 2008, by and between Julius Baer Investment Funds, a Massachusetts Trust (the “Trust”), and Quasar Distributors, LLC (“Quasar”), as parties to the Distribution Agreement dated July 19, 2004 (the “Agreement”), as amended.

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW, THEREFORE, pursuant to Section 10 of the Agreement, the parties hereby amend the Agreement as follows:

Effective October 13, 2008, Julius Baer Investment Funds will be known as Artio Global Investment Funds. Accordingly, all references to the Julius Baer Investment Funds in the Agreement shall be replaced with Artio Global Investment Funds.

Effective October 13, 2008, Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

JULIUS BAER INVESTMENT FUNDS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Anthony Williams	By:	/s/ James R. Schoenike

Name:	Anthony Williams	Name:	James R. Schoenike
Title:	President	Title:	President

By:	/s/ Craig Giunta

Name:	Craig Giunta
Title:	Chief Financial Officer

Amended Exhibit A
to the Distribution Agreement

Fund Names – effective October 13, 2008

Separate Series of Julius Bear Investment Funds
(to be known as Artio Global Investment Funds effective October 13, 2008)

Name of Series

Artio International Equity Fund
Artio International Equity Fund II
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio U.S. Microcap Fund
Artio U.S. Smallcap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund